FIRST AMENDMENT TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                  This Amendment dated as of January 23, 1997 between Neuberger & Berman Equity Assets, a Delaware business trust, having its principal office and place of business at 605 Third Avenue, 2nd Floor, New York, NY 10158-0180 (the "Fund") and State Street Bank and Trust Company, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, MA 02110 (the "Bank") is made to the Transfer Agency and Service Agreement dated as of August 19, 1994 between the Fund and the Bank (the "Transfer Agency Agreement").

                  WHEREAS, Neuberger & Berman Management, Inc. ("NBMI"), acting in its own name on its own behalf and on behalf of the Fund and its Portfolios, to which it serves as distributor and investment manager, has contracted with National Securities Clearing Corporation (the "NSCC") for the use of certain mutual fund processing systems called Fund/SERV and Networking;

                  WHEREAS, Fund/SERV is an automated trading and settlement system and Networking is an automated electronic recordkeeping and dividend settlement system through which customer-level accounts ("Networking Accounts") are established with the Fund by institutions such as recordkeepers or broker-dealers ("Institutions");

                  WHEREAS, the NSCC will transmit orders for Fund shares placed by Institutions via Fund/SERV to the Bank's agent, Boston Financial Data Services, Inc. ("BFDS") on the DST System ("DST");

                  WHEREAS, NBMI has appointed the Bank as its settling bank for purposes of performing same day funds settlement under an agreement dated January 26, 1996;

                  WHEREAS,  NBMI will enter into  agreements  with  Institutions which will set forth details about Networking or Fund/SERV, including establishing subaccounts in lieu of omnibus accounts, the transmission of orders for Fund shares via Fund/SERV, and each parties responsibilities under Networking matrix levels;

                  WHEREAS, the matrix levels chosen by NBMI and the Institutions will determine which services to the Networked Accounts will be performed by the Institutions and which will be performed by the Fund or the Bank;

                  WHEREAS, the Transfer Agency Agreement covers only omnibus accounts opened with the Fund and not sub-accounts, such as Networked Accounts;

                  WHEREAS, in instances where Networked Accounts are established and the Institutions will be providing services to the Networked Accounts, the fees charged per Networking Account by the Bank or BFDS will be paid by NBMI, in lieu of the Fund;


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                  WHEREAS,  in lieu of  having  the  Bank or BFDS be a party  to
NBMI's agreements with the NSCC and with each Institution, the Bank and the Fund desire to amend the Transfer Agency Agreement to provide for changes related to the use of Fund/SERV and or Networking by the Fund and the payment by NBMI in lieu of the Funds, for any fees based on Networked Accounts;

                  NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:


Article 1.        Fund/SERV and Networking

                  (a) The parties hereto agree that with respect to all Networked Accounts, Networking and Fund/SERV transactions, the parties and/or their agents shall be bound by the By-Laws and the Rules and Procedures of the NSCC.

                  (b) The Bank or BFDS may only take instructions from NBMI or the Fund regarding the conversion to, implementation of or day-to-day operations of Fund/SERV and Networking with respect to Networked Accounts with the Fund.


Article 2.        Fees and Expenses; Fee Schedule

                  The Bank or BFDS shall not charge the Fund for any fees or expenses in connection with Networked Accounts. The fee schedule to the Transfer Agency Agreement shall be amended to include that there shall be no fees or expenses for Networked Accounts.


Article 3.        Duties of the Bank Relating to Orders Placed on DST

                  The parties  hereto agree that the Agreement is amended to add
Section 1.2(f) as follows:

         Net orders may be transmitted to the Bank on DST or by facsimile or telephone. The Bank is not authorized to receive orders transmitted on DST from any party other than (i) NBMI and (ii) those parties set forth on Schedule A attached hereto, which shall be updated from time to time by the Fund (the "Designated Parties").

         The Bank shall receive written approval from the Fund prior to authorizing any additional Designated Parties to use DST to place orders for Fund Shares. A Designated Party shall only be authorized to use DST to (i) transmit net orders for the purchase and redemption of Shares and (ii) review the account of that Designated Party's historical transactions. NBMI and the Designated Parties are authorized to place orders for trades received before 4:00 p.m. EST on a business day the New York Stock Exchange is open for business ("Business Day"), up to 9:30 p.m. EST that Business Day. No transactions occurring on a

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         given  Business Day are authorized to be transmitted on DST on the next
         Business Day.

Article 4.        Miscellaneous

                  (a) All other terms and conditions of the Transfer Agency Agreement remain in full force and effect.

                  (b) Terms used herein but not defined herein shall have the meanings set forth in the Transfer Agency Agreement.

                  (c)  This   Amendment   may  be   executed   in  two  or  more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NEUBERGER & BERMAN EQUITY                  STATE STREET BANK AND TRUST
ASSETS                                     COMPANY

By: /s/ Daniel J. Sullivan                 By: /s/ Ronald E. Logue
   -----------------------------              -----------------------------
        Daniel J. Sullivan                     Executive Vice President
        Vice President                         Ronald E. Logue





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                                   SCHEDULE A

                               DESIGNATED PARTIES

                    NATIONAL SECURITIES CLEARING CORPORATION
                       (on behalf of certain Institutions)













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